Exhibit 21.1

TRISM, INC.

Subsidiaries of TRISM, Inc.

Trism Secured Transportation, Inc.			Delaware
	Tri-State Motor Transit Co.		Delaware
		Aero Body and Truck Equipment Company, Inc.,	Delaware
Diablo Systems Incorporated
		d/b/a/ Diablo Transportation, Inc.	California
Trism Eastern, Inc.
		d/b/a/ C.I. Whitten Transfer	Delaware
Trism Heavy Haul, Inc.			Delaware
	Trism Specialized Carriers, Inc.		Georgia
		Trism Special Services, Inc.	Georgia
	E.L. Powell & Sons Trucking Co., Inc.		Oklahoma
Trism Transport, Inc.			Delaware
	Trism Transport Services, Inc.		Utah
TRISM Logistics, Inc.			New Jersey
Trism Equipment, Inc.			Delaware